CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 26, 2001, except as to Notes 2 and 9, for which the date is February 12, 2001, relating to the consolidated financial statements which appears in Holiday RV Superstore Inc.'s Annual Report on Form 10-K/A for the year ended October 31, 2000. We also consent to the incorporation by reference of our report dated February 12, 2001, relating to the financial statement schedule which appears in such Annual Report on Form 10-K/A. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ PricewaterhouseCoopers, LLP
Orlando, Florida
September 17, 2001